# STOCK TRANSFER AND ASSIGNMENT OF CONTRACT RIGHTS AGREEMENT

THIS STOCK TRANSFER AND ASSIGNMENT OF CONTRACT RIGHTS AGREEMENT ("Agreement"), dated as of this 14[TH] day of May, 2007 is made by and between EMVELCO CORP., a Delaware corporation ("Emvelco"), on the one hand, (also referred to herein as "Party One"), and Emvelco RE Corp., a Nevada corporation ("ERC"), ERC's principal shareholder The International Holdings Group Ltd., a corporation formed and registered in the Marshall Islands ("TIHG") and ERC's wholly owned subsidiary Verge Living Corporation, a Nevada corporation ("Verge"), on the other hand (collectively referred to herein as "Party Two").

## RECITALS

WHEREAS, as of the current date, Emvelco owns 1,000 shares of common stock of ERC representing a 43.33% interest in ERC (the "Shares") and TIHG owns 1,308 shares of common stock of ERC representing a 56.67% interest in ERC and TIHG desires to acquire the Shares in order to cancel and return the Shares to Treasury in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, Emvelco, in essence, is the financier to ERC and Verge pursuant to the terms and conditions of that certain Investment Agreement dated as of June 19, 2006 by and between AO Bonanza Las Vegas, Inc. (currently known as Verge) and ERC (the "Investment Agreement") and which Investment Agreement includes and incorporates a Line of Credit construction loan agreement, Option Agreement and Line of Credit Promissory Note (secured by a Deed of Trust) and which has been amended pursuant to Amendment No. 1 (correction amendment) and Amendment No. 2; said Investment Agreement in favor of Verge for the construction of a multi-use condominium and commercial property in Las Vegas, Nevada (the "Verge Property") and for other projects and properties as developed in accordance with the Investment Agreement and the Amendments. The Investment Agreement, Line of Credit construction loan agreement, Option Agreement, Line of Credit Promissory Note (secured by Deed of Trust) and all Amendments as well as the Guaranty from Verge and principal Darren C. Dunckel shall collectively be referred to herein as "Investment Agreement". The Parties desire pursuant to this Agreement to assign the beneficial interest of the Investment Agreement to Emvelco directly on the terms and conditions set forth herein (the "Assignment").

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1. Emvelco shall convey and transfer the Shares which shall be cancelled and submitted by ERC for return to the Treasury thereby decreasing the number of authorized shares. Upon such conveyance and transfer, Emvelco shall cease being a shareholder of ERC.

2. Party 2, jointly and severally, shall assign all rights in and to the Investment Agreement to Emvelco as the sole and primary beneficiary for any rights under said Investment Agreement pursuant to this Assignment.

3. The Consideration for the Shares and the Assignment shall be Five Hundred Thousand Dollars ($500,000.00) (the "Consideration") payable in immediately available funds or added to the outstanding loan amount owing to Emvelco by ERC, (at the discretion of TIHG) (the "Loan Amount"). As of the date of this Agreement, the total outstanding Loan Amount owing to Emvelco by ERC is about $12M so if the Consideration to Emvelco pursuant to this Agreement were added to the balance of the Loan Amount, the total amount outstanding and owing to Emvelco would be $12.5M. In no event, however, shall the Loan Amount exceed eighty percent (80%) of the fair market value of the Verge Property. As a condition precedent to this Agreement, a current appraisal of the Verge Property shall be presented and delivered to Emvelco within two (2) weeks of the date of this Agreement. In the event that the Consideration is added to the Loan Amount, it shall be deemed to be fully paid since it is secured and collateralized by the Verge Property. It is the intention of TIHG to pay down about $2M of the Loan Amount (regardless of the appraisal) within 120 days of the date hereof.

4. In connection herewith, Party Two and its principal, Darren C. Dunckel, hereby assigns, conveys and otherwise transfers to Emvelco, and its respective successors and assigns, all beneficial right, title and interest in and to the Investment Agreement.

5. Emvelco shall cause to be delivered to TIHG a Share Certificate representing the Shares which shall be submitted for cancellation pursuant to this Agreement.

6. Party Two and principal, Daren C. Dunckel, agrees to amend the name of ERC to a new name that does not include the name "Emvelco".

7. This Agreement shall be binding upon and be enforceable against the Parties hereto, and their successors and assigns and shall inure to the benefit of and be enforceable by the Parties and their successors and assigns, effective as of January 1, 2007 (the "Effective Date"). With such Effective Date, Emvelco shall have no rights or liabilities with regards to the Shares since the Effective Date, and all rights assigned to Emvelco under the Investment Agreement will be considered assigned from such Effective Date.

8. The Parties agree to take all actions and execute any and all documents as may be requested by another Party, from time to time, to fully effect the intention and terms of this Agreement.

9. This Agreement shall be subject to and governed by the laws of the State of California, whether or not any party is or may become a resident of a different state.

10. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this ~~7th~~ 14th day of May, 2007. DD

EMVELCO CORP.

By: Yossi Attia
Title: Chief Executive Officer

EMVELCO RE CORP.

By: Darren Dunckel
Title: Director

THE INTERNATIONAL HOLDINGS GROUP LTD.

By: Darren Dunckel
Title: Authorized Representative

VERGE LIVING CORPORATION

By: Darren Dunckel
Title: President

Darren C. Dunckel, Individually